Exhibit 10.7

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

STEMCO BIOMEDICAL, INC.

JHU Ref: [ * ]

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 111 Market Place, Suite 906, Baltimore, MD 21202 (“JHU”) and Stemco Biomedical, Inc., a Delaware corporation having a mailing address c/o Hutchison and Mason, PLLC, Suite 100, 3110 Edwards Mill Rd., Raleigh, NC 27612 (Company), with respect to the following:

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new methods, but is without capacity to commercially develop, manufacture, and distribute any such products or methods; and

WHEREAS, a valuable invention entitled “METHODS FOR IDENTIFICATION OR PURIFICATION OF CELLS CONTAINING AN ENZYMATIC INTRACELLULAR MARKER” (JHU Ref. [ * ])] was developed during the course of research conducted by Drs. [ * ], (all hereinafter, “Inventors”); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States government, in its interest in said valuable invention; and

WHEREAS, Company desires to commercially develop, manufacture, use and distribute such products and processes throughout the world;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

All references to particular Exhibits and Articles shall mean the Exhibits to, and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company. For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty-percent (50%).

1.2 “EFFECTIVE DATE” of this License Agreement shall mean the date the last party hereto has executed this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.

1.3 “EXCLUSIVE LICENSE” shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS subject to rights retained by the United States government in accordance with P.L. 96-517, as amended by P.L. 98-620, and subject to the retained right of JHU to make; have made, provide and use for its and The Johns Hopkins Health Systems’ purposes LICENSED PRODUCT and LICENSED SERVICE, including the ability to distribute any biological material covered under PATENT RIGHTS for nonprofit academic research use to non-commercial entities as is customary in the scientific community.

1.4 “LICENSED FIELD” shall mean reagent sales, therapeutic and diagnostic uses.

1.5 “LICENSED PRODUCT” as used herein in either singular or plural shall mean any material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.6 “LICENSED SERVICE” as used herein in either singular or plural shall mean the performance on behalf of a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe).

1.7 “NET SALES” shall mean the total invoiced sales of LICENSED PRODUCTS sold by Company, less the following sums actually paid or credited by Company as shall be detailed in Company’s reports made pursuant to Paragraph 5.1 of this AGREEMENT:

(a) trade, quantity or cash discounts allowed in amounts customary in the trade;

(b) outbound transportation charges prepaid or allowed on the cost of shipping to customers that are included as a separate line item, if any; and

(c) credits or allowances, if given or made for LICENSED PRODUCTS, price adjustments, returns, rejections, recalls or destructions (voluntarily made by or requested or made by an appropriate government agency, subdivision or department) of LICENSED PRODUCTS previously delivered.

LICENSED PRODUCT used for non-revenue producing activity such as promotional items or field trials to support future sales shall not be considered to be NET SALES.

In the event that Company, AFFILIATED COMPANY or its sublicensee sells a LICENSED PRODUCT in combination with other active ingredients or biological or chemical components which are not LICENSED PRODUCTS (“Other Items”), the NET SALES for purposes of royalty payments on the combination shall be calculated as follows:

(a) If all LICENSED PRODUCTS and Other Items contained in the combination are available separately, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED PRODUCTS in the combination, and B is the separately available price for all Other Items in the combination.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.

(b) If the combination includes Other Items which are not sold separately (but all LICENSED PRODUCTS contained in the combination are available separately), the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by A/C, where A is as defined above and C is the invoiced price of the combination.

(c) If the LICENSED PRODUCTS contained in the combination are not sold separately, the NET SALES for such combination shall be NET SALES of such combination as defined in the first sentence of this Paragraph 1.7. However, the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the LICENSED PRODUCT attributed to the overall product sold, but in no event shall the royalty rates be reduced by greater than [ * ] percent ([ * ]%.

The term “Other Items” does not include solvents, diluents, carriers, excipients, buffers or the like used in formulating a product.

In the event that Company, AFFILIATED COMPANY or its sublicensee sells a LICENSED PRODUCT(S) in combination with a system comprising a device or equipment to be used for the administration of LICENSED PRODUCT(S) to a patient (“Other Components”) as part of a bundled product (“Bundled Product(s)”), the NET SALES for purposes of royalty payments shall be calculated by multiplying the NET SALES of that Bundled Product(s) by the fraction A/A+B, where A is the higher of Company, AFFILIATED COMPANY or Sublicensees highest then-current gross selling price or fair market value of the LICENSED PRODUCT(S), and B is the lower of the lowest then-current gross selling price or fair market value of the Other Components provided that in no event shall the NET SALES for the purpose of calculating royalty be reduced below of Company, AFFILIATED COMPANY or Sublicensees highest then-current gross selling price for the LICENSED PRODUCT(S) if sold on a stand-alone basis.

1.8 “NET SERVICE REVENUES” shall mean the total invoiced service revenues for the performance of LICENSED SERVICE sold by Company, less the following sums actually paid or credited by Company as shall be detailed in Company’s reports made pursuant to Paragraph 5.1 of this AGREEMENT:

(a) trade, quantity or cash discounts allowed in amounts customary in the trade;

(b) outbound transportation charges prepaid or allowed on the cost of shipping to customers that are included as a separate line item, if any; and

(c) credits or allowances, if given or made for LICENSED SERVICES, price adjustments, returns, rejections, recalls or destructions (voluntarily made by or requested or made by an appropriate government agency, subdivision or department) of LICENSED SERVICES previously delivered.

LICENSED SERVICES used for non-revenue producing activity such as promotional items or field trials to support future sales shall not be considered to be NET SALES.

1.9 “PATENT RIGHTS” shall mean the issued U.S. Patent No. 5,876,956 and assigned to JHU entitled “METHODS FOR IDENTIFICATION OR PURIFICATION OF CELLS CONTAINING AN ENZYMATIC INTRACELLULAR MARKER” and the invention disclosed and claimed therein, and all continuations, continuation-in-parts, divisions, and reissues based

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.

therein. JHU warrants that as of the EFFECTIVE DATE it is not prosecuting any additional patent application, and is not intending to prosecute any additional patent application, and has not received a Notice of Allowance in any country relating to any additional patent application that is a continuation, division, reissue based thereof, patents of addition, or other equivalent foreign patent application based on the PATENT RIGHTS.

1.10 “SUBLICENSEE” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company has granted a sublicense under this Agreement.

ARTICLE II

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company an EXCLUSIVE LICENSE to make, have made, use, and sell the LICENSED PRODUCT and to provide the LICENSED SERVICE in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD.

2.2 Sublicense. Company may sublicense others under this Agreement, subject to JHU’s approval which shall not be unreasonably withheld, and shall provide a copy of each such sublicense agreement to JHU promptly after it is executed. Each sublicense shall be consistent with the terms of this Agreement.

ARTICLE III

FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. Company shall pay to JHU within thirty (30) days of the EFFECTIVE DATE of this Agreement a license fee as set forth in Exhibit A. JHU will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

3.2 Minimum Annual Royalties. Company shall pay to JHU minimum annual royalties as set forth in Exhibit A. These minimum annual royalties shall be due within thirty (30) days each anniversary of the EFFECTIVE DATE beginning with the first anniversary. In any year where there are sales of LICENSED PRODUCT or LICENSED SERVICE the minimum annual royalties shall be credited against running royalties due in that year).

3.3 Royalties. Company shall pay to JHU, a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT sold, and for each LICENSED SERVICE provided, by Company, AFFILIATED COMPANIES, based on NET SALES and NET SERVICE REVENUES for the term of this Agreement. Such payments shall be made quarterly. All non-US taxes related to LICENSED PRODUCT or LICENSED SERVICE sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU.

In order to insure JHU the full royalty payments contemplated hereunder, Company agrees that in the event any LICENSED PRODUCT shall be sold to an AFFILIATED COMPANY or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.

option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCT shall be based upon the greater of: 1) the net selling price at which the purchaser of LICENSED PRODUCT resells such product to the end user, 2) the NET SERVICE REVENUES received from using the LICENSED PRODUCT in providing a service, 3) the fair market value of the LICENSED PRODUCT or 4) the net selling price of LICENSED PRODUCT paid by the purchaser.

3.4 Other Consideration. In addition to the running royalty as set forth under Paragraph 3.3, Company shall pay to JHU [ * ] percent ([ * ]%) of any “Sublicense revenues” received as consideration received for sublicenses under this Agreement, including, but not limited to, license fees, maintenance fees, milestone payments and equity. “Sublicense revenues” shall mean consideration of any kind received by the Company or AFFILIATED COMPANIES from a SUBLICENSEE for sales of LICENSED PRODUCT, for providing LICENSED SERVICE, or for fees received, such as upfront fees or milestone fees and including any premium paid by the SUBLICENSEE over Fair Market Value for stock of the Company or an Affiliated Company in consideration for such sublicense. However, not included in SUBLICENSEE REVENUES are amounts paid to the Company or an AFFILIATED COMPANY by the SUBLICENSEE for product development, research work, clinical studies and regulatory approvals performed by or for the Company or AFFILIATED COMPANIES, or third parties on their behalf pursuant to a specific agreement including a performance plan and commensurate budget. The term “Fair Market Value” shall mean the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the SUBLICENSEE or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing through a financial investor (an entity whose sole interest in the Company or AFFILIATED COMPANY is financial). of the Company or AFFILIATED COMPANY that issued the shares.

3.5 Reimbursement. Company will reimburse JHU, within sixty (60) days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS in the United States Patent and Trademark Office (“USPTO”) incurred by JHU on or before the EFFECTIVE DATE of this Agreement. In accordance with Paragraph 4.1 below, Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all costs associated with the maintenance of PATENT RIGHTS in the USPTO incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.6 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars the Company. Checks are to be made payable to “The Johns Hopkins University”. Wire transfers may be made through:

The Johns Hopkins University

AllFirst Bank

25 S. Charles Street

Baltimore, Maryland 21203

Transit/Routing/ABA number: [ * ]

Account Number: [ * ]

Reference: JHU SOM Office of Technology Licensing

(JHU REF. [ * ])

Attn: [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.

Company shall be responsible for any and all costs associated with wire transfers.

3.7 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

ARTICLE IV

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. JHU, at Company’s expense, shall maintain all patents specified under PATENT RIGHTS upon authorization of Company and Company shall be licensed thereunder. Title to, all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that JHU will consider and incorporate reasonable comments received from Company. Company will provide payment authorization to JHU at least one (1) month before an action is due, provided that Company has received timely notice of such action from JHU. Failure to provide authorization can be considered by JHU as a Company decision not to authorize an action. In any country where Company elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, JHU may file, prosecute, and/or maintain the patent application or patent at its own expense and for its own exclusive benefit and Company thereafter shall not be licensed under such patent or patent application.

4.2 Notification. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

4.3 Infringement. Company shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Company may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to Paragraph 4.4. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company’s expense.

If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within ninety (90) days of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.

4.4 Recovery. Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU [ * ] percent ([ * ]%) of the recovery net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then one-half (1/2) of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales in the country of such legal proceedings, provided, however, that any such credit under this Paragraph shall not exceed fifty percent (50%) of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

ARTICLE V

OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU within thirty (30) days of the end of each March, June, September and December after the EFFECTIVE DATE of this Agreement, a written report to JHU of the amount of LICENSED PRODUCT sold, and LICENSED SERVICE sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT and LICENSED SERVICE, and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company, AFFILIATED COMPANIES and SUBLICENSEE thereof. Payment of any such royalties due shall accompany such report. The report of sales and royalties due shall be substantially in the format of the sales and royalty report form given in Exhibit B. Until Company, an AFFILIATED COMPANY or a SUBLICENSEE has achieved a first commercial sale of a LICENSED PRODUCT and received FDA market approval, a report shall be submitted at the end of every June and December after the EFFECTIVE DATE of this Agreement and will include a full written report describing Company’s, AFFILIATED COMPANIES or any SUBLICENSEE’s technical efforts towards meeting its obligations under the terms of this Agreement.

5.2 Records. Company shall make and retain, for a period of [ * ] years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days’ written notice to Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to [ * ] percent ([ * ]%) or more of such payment, such costs shall be borne by Company. Company shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE which permits such party to make, use or sell the LICENSED PRODUCT or provide LICENSED SERVICE, a provision requiring such party to retain records of sales of LICENSED PRODUCT and records of LICENSED SERVICE and other information as required in Paragraph 5.1 and permit JHU to inspect such records as required by this Paragraph.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.

5.3 Diligence Efforts. Company shall exercise reasonable commercial efforts to develop and to introduce the LICENSED PRODUCT and LICENSED SERVICE into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgement; thereafter, until the expiration of the Agreement, Company shall endeavor to keep LICENSED PRODUCT and LICENSED SERVICE reasonably available to the public.

Company shall meet the following business-related milestones:

(1) hire professional management and raise [ * ] dollars ($[ * ]) in equity funding withing [ * ] of the EFFECTIVE DATE; and,

(2) [ * ] within [ * ] of the EFFECTIVE DATE.

Company shall meet the following milestones towards development of a [ * ] product:

(1) identify a [ * ] LICENSED PRODUCT and provide a corresponding development plan to JHU within [ * ] of the EFFECTIVE DATE; and,

(2) [ * ] within [ * ] of the EFFECTIVE DATE for a [ * ]; and,

(3) [ * ] to the [ * ] within [ * ] of the EFFECTIVE DATE.

Company shall meet the following milestones towards development of a [ * ] product:

(1) identify a [ * ] LICENSED PRODUCT and provide a corresponding development plan to JHU within [ * ] of the EFFECTIVE DATE; and

(2) [ * ] within [ * ] of the EFFECTIVE DATE; and,

(3) [ * ] within [ * ].

Company shall also exercise commercially reasonable efforts to develop other LICENSED PRODUCT suitable for different indications, so that the PATENT RIGHTS can be commercialized as broadly and as speedily as good scientific and business judgement would deem possible.

5.4 Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT sold by Company, AFFILIATED COMPANIES and SUBLICENSEE of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

ARTICLE VI

REPRESENTATIONS

6.1 Representations by JHU. JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States government. JHU does not warrant the validity of any

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.

patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.1, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE AGREE THAT THE PATENT RIGHTS ARE PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT AND LICENSED SERVICE INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT AND SERVICE LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT AND SERVICE LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification. JHU and the Inventors of LICENSED PRODUCT and LICENSED SERVICE will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE or those operating for its account or third parties who purchase LICENSED PRODUCT or LICENSED SERVICE from any of the foregoing entities, practice the inventions of LICENSED PRODUCT and LICENSED SERVICE. Company shall defend and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said inventors, either jointly or severally, is named as a party defendant in any such lawsuit. Practice of the inventions covered by LICENSED PRODUCT and LICENSED SERVICE, by an AFFILIATED COMPANY or an agent or a SUBLICENSEE or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT and LICENSED SERVICE from Company, shall be considered Company’s practice of said inventions for purposes of this Paragraph. The obligation of Company to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement.

7.2 Prompt Notice. Each party’s obligation to indemnify as set forth above is conditioned on the indemnified party or parties giving the indemnifying party prompt written notice of all claims, providing reasonable cooperation in their investigation and defense, and permitting the indemnifying party to defend said claims at indemnifying party’s expense with legal counsel of indemnifying party’s choice. Notwithstanding the above, the indemnifying party will not be required to defend or indemnify any party with respect to losses or expenses caused by that party’s won negligence or willful misconduct.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.

ARTICLE VIII

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Paragraph shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE provided such information by Company. JHU’s, Company’s, AFFILIATED COMPANIES, and SUBLICENSEES’ obligations under this Paragraph shall extend until [ * ] after the termination of this Agreement.

8.2 Exceptions. The recipient’s obligations under Paragraph 8.1 shall not extend to any part of the information:

(a) that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

(b) that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

(c) that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

(d) that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

(e) that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 8.1, is not included or without first obtaining approval from Company to include such confidential information. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.

ARTICLE IX

TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue until the date of expiration of the last to expire patent included within PATENT RIGHTS.

9.2 Termination By Either Party. This Agreement may be terminated by either party, in the event that the other party: (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors; or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within sixty (60) days. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3 Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU sixty (60) days written notice.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JHU’s right to recover unpaid royalties or fees or reimbursement for patent expenses incurred pursuant to Paragraph 4.1 prior to termination. Upon termination Company shall submit a final royalty report to JHU and any royalty payments and unreimbursed patent expenses due JHU shall become immediately payable. Furthermore, upon termination of this Agreement, all rights in and to the licensed technology shall revert immediately to JHU at no cost to JHU. Upon termination of this Agreement, any SUBLICENSEE shall become a direct licensee of JHU. Company shall provide written-notice of such to each SUBLICENSEE with a copy of such notice provided to JHU.

ARTICLE X

MISCELLANEOUS

10.1 Use of Name. Company shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors of PATENT RIGHTS in any advertising, promotional, sales literature or fundraising documents without prior written consent from an officer of JHU. Company shall allow at least seven (7) business days notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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10.3 Insurance; Liability to Third Persons. JHU and Company, each at their own expense, shall obtain and thereafter maintain workers’ compensation and comprehensive general liability (bodily injury and property damage) insurance, with respect to performance under this Agreement. Each party shall give the other or its representative immediately notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement.

10.4 Product Liability. Prior to initial human testing or first commercial sale of any LICENSED PRODUCT or LICENSED SERVICE as the case may be in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE shall test or sell LICENSED PRODUCT and LICENSED SERVICE, product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT and LICENSED SERVICE and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws.

10.6 Disputes. The parties shall attempt to resolve all disputes through informal means. This may include mediation or any other procedures upon which the parties agree. Each party agrees that, prior to resorting to litigation to resolve any dispute, it will confer with other party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the dispute. This agreement shall be interpreted under the law of the State of Maryland. Jurisdiction and venue shall be in courts located in the City of Baltimore.

10.7 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:                       StemCo Biomedical, Inc.

c/o Hutchison and Mason, PLLC

Suite 100

3110 Edwards Mill Rd.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Raleigh, NC 27612

Attn: Fred D. Hutchison

If to JHU:                               Office of Technology Licensing

The Johns Hopkins University

School of Medicine

111 Market Place, Suite 906

Baltimore, MD 21202

Attn: Director

10.8 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.9 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any sale of substantially all of its assets without the consent of the other. Such Assignment shall be subject to JHU approval, which approval shall not be unreasonably withheld. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.10 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties

10.11 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.12 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default. be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.13 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement.

10.14 Further Assurances. Each party shall, at any time, and from to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to ‘more effectively carry out the terms of this Agreement.

10.15 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Articles VI, VII, VIII, IX, and X.

10.16 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.17 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY

By:	/s/ William P. Tew, Ph.D.,	November 27, 2000
Title:	William P. Tew, Ph.D., Executive Director Technology and Business Development School of Medicine	(Date)

COMPANY

By:	/s/ Clayton A. Smith, M.D.	10/15/2000
Title:	Clayton A. Smith, M.D.	(Date)

EXHIBIT A.    LICENSE FEE & ROYALTIES.

EXHIBIT B.    SALES & ROYALTY REPORT FORM.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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EXHIBIT A

LICENSE FEE & ROYALTIES

1. License Fee: As partial consideration for the license granted by this Agreement Company will pay to JHU a first license fee of [ * ] dollars ($[ * ]) within thirty (30) days of the EFFECTIVE DATE of this Agreement and a second license fee of [ * ] dollars ($[ * ]) within thirty (30) days of the first anniversary of the EFFECTIVE DATE of this Agreement. JHU will not submit an invoice for the first license fee, which is nonrefundable and shall not be credited against royalties or any other fees. A one-time $[ * ] fee will be deducted by the Office of Technology Licensing from any fees received by Company.

2. Minimum Annual Royalties: For the term of this Agreement Company shall pay to JHU minimum annual royalties as set forth below. These minimum annual royalties shall be due within thirty (30) days of the anniversary of EFFECTIVE DATE of this Agreement. In any year where there are sales of LICENSED PRODUCT or LICENSED SERVICE the minimum annual royalties shall be credited against any running royalty due in the corresponding royalty year. A $[ * ] maintenance fee will be deducted annually from any royalties or other fees received from Company.

1st year to 4th year [ * ] dollars ($[ * ]).

5th year and beyond [ * ] dollars ($[ * ])

3. Royalties. Company shall pay to JHU, a running royalty, for each LICENSED PRODUCT sold, and for each LICENSED SERVICE provided, by Company, AFFILIATED COMPANIES and Company’s SUBLICENSEE, of [ * ] percent ([ * ]%) on NET SALES of [ * ], [ * ] percent ([ * ]%) on NET SALES of [ * ] and [ * ] percent ([ * ]%) on NET SALES of [ * ] for the term of this Agreement. Such payments shall be made quarterly.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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EXHIBIT B

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN Company AND

THE JOHNS HOPKINS UNIVERSITY DATED

{EFFECTIVE DATE OF AGREEMENT}

FOR PERIOD OF _______________ TO ________________

TOTAL ROYALTIES DUE FOR THIS PERIOD $___________

PRODUCT NAME	*JHU REFERENCE	TOTAL NET SALES/SERVICES	ROYALTY RATE	AMOUNT DUE

*	Please provide the JHU Disclosure Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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